Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-184175

PROSPECTUS

53,114,307 Shares of Common Stock

Uranium Resources, Inc.

        This prospectus relates to shares of our common stock that will be sold from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired these shares from us in private placements completed on March 9, 2012, August 31, 2012 and September 5, 2012.

        All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholders. We will not receive any of the proceeds from the sale of those shares.

        Our common stock is currently traded on the NASDAQ Capital Market under the symbol "URRE." On October 10, 2012, the last reported sales price for our common stock on the NASDAQ Capital Market was $0.45 per share.

        See "Risk Factors" beginning on page 2 of this prospectus for factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2012.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are generally identifiable by use of the words "may," "could," "should," "would," "estimate," "project," "believe," "intend," "plan," "anticipate," "expect," "targets" and similar expressions. These forward-looking statements include management's expectations regarding our liquidity and burn rate, reserves and mineralized uranium material, capital requirements, timing of receipt of mining permits and access rights, production capacity of mining operations for properties in South Texas and New Mexico and planned dates for commencement of production at such properties, and plans for consolidation of the uranium mineral interests in the Grants, New Mexico uranium district. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

        Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

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  the price of uranium;

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  weather conditions;

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  operating conditions at our mining projects;

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  government regulation of the mining industry and the nuclear power industry;

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  the world-wide supply and demand of uranium;

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  availability of capital;

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  currently pending or new litigation;

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  legislation by the Navajo Nation;

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  timely receipt of mining and other permits from regulatory agencies; and

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  the risks set forth herein under the caption "Risk Factors."

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

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 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing a "shelf" registration process. This prospectus relates to the offer and sale by the selling stockholders of our common stock. Under this shelf registration process, the securities described in this prospectus may be offered and sold in one or more offerings. This prospectus only provides you with a general description of the securities being offered. You should also read and carefully consider the information in the documents we have referred you to under the heading "Where You Can Find More Information" and "Documents Incorporated by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the selling stockholders are making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

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 SUMMARY

        The SEC allows us to "incorporate by reference" certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to "our company," "we," "our," and "us" refer to Uranium Resources, Inc.

        Uranium Resources, Inc. is a uranium exploration, development and production company. We were organized in 1977 to acquire and develop uranium mines in South Texas using the in-situ recovery mining process ("ISR"). Since its founding, the Company has produced over 8 million pounds U3O8 from five Texas projects, two of which have been fully restored and returned to the land owners. The Company currently has two fully licensed ISR processing facilities in Texas: Kingsville Dome and Rosita. In addition, through a joint venture with Cameco Resources, the Company is continuing an exploration program on the 53,524 acre Los Finados property in Kenedy County, Texas. Since 1986, the Company has built a significant asset base in New Mexico that includes 152.9 million pounds U3O8 of in-place mineralized uranium material on over 206,000 acres of uranium mineral holdings. We have a U.S. Nuclear Regulatory Commission ("NRC") license to build a 3 million pound U3O8 per year ISR processing facility at Crownpoint, New Mexico. As of September 25, 2012, we had 64 employees. As a result of low uranium prices, we ceased production in 2009.

        Our principal executive offices are located at 405 State Highway Bypass 121, Building A, Suite 110 Lewisville, Texas, and our telephone number is (972) 219-3330.

OFFERING

Issuer	Uranium Resources, Inc.
Common stock offered by the selling stockholders	53,114,307 shares
Use of Proceeds

The proceeds from the sale of the securities covered by this prospectus will be received by the selling stockholders. The Company will not receive any of the proceeds from any sale by any selling stockholder of the securities covered by this prospectus. See "Use of Proceeds."

Listing of common stock

The Company's common stock is listed on the NASDAQ Capital Market under the symbol "URRE." See "Risk Factors—General Risks and Uncertainties—Our common stock is subject to delisting, and we may not be able to maintain our listing on the NASDAQ Capital Market."

 RISK FACTORS

        You should carefully consider the general discussion of risk factors set forth in the material set forth under the caption "Business—Risk Factors" in our Form 10-K and any amendments or updates thereto (including in our Form 10-Qs), before making your investment decision, as well as those contained in any filing with the Commission subsequent to the date of this prospectus. Those risks are not the only risks we face. Additional risks that we do not yet know of or that we currently judge to be immaterial may also impair our business operations. If any of the events or circumstances described in the aforementioned risks or other material actually occurs, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

        The factors identified below are important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

General Risks and Uncertainties

         Operations History—Planned Production Startup

        In New Mexico, the Company is engaged in preparing a technical report on its Churchrock Section 8 project which was subjected to a peer review by an independent engineering firm in order to validate the economic determinations and engineering plans. The feasibility study prepared by the engineering firm is currently under review by the Company, with a revised draft expected to be re-submitted to the engineering firm. The Company's ability to begin plant construction and wellfield development in New Mexico in 2013 is subject to receipt of necessary approvals for access to the property, availability of financing and activation of the Company's permits and licenses.

        In South Texas, our Vasquez project was mined out in 2008 and is now being restored. In October 2008, Rosita production was shut-in due to depressed pricing and technical challenges in the first new wellfield that made mining uneconomical. The decline in uranium prices throughout 2008 also led to a decision in October 2008 to defer new wellfield development at Rosita and Kingsville Dome. Production continued in two existing wellfields at Kingsville Dome and was completed in July 2009. While the Company has approximately 664,000 pounds of in-place proven uranium reserves at its South Texas properties, the Company is not planning to commence production at any of these properties until the Company is able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year.

         We are not producing uranium at this time. As a result, we currently have no sources of operating cash. If we cannot monetize certain existing company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or have the ability to access additional sources of private or public capital, we may not be able to remain in business.

        The Company is not planning to commence production at any of its South Texas properties until the Company is able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year. The Company's ability to begin plant construction and wellfield development in New Mexico in 2013 is subject to the receipt of necessary approvals for access to the property, availability of financing and activation of our permits and licenses. Our ability to initiate construction and development is dependent on resolution of access issues relating to Churchrock Section 8 (See "—The Navajo Nation's ban on uranium mining in what it considers to be Navajo Indian Country and its opposition to the transportation of radioactive substances over and across what it views as Navajo Nation lands may have a material adverse effect on our future operations"). Until we begin uranium production we have no way to generate cash inflows unless we monetize certain Company assets or through financing activities. In addition, our Vasquez project has been depleted of its economically recoverable reserves and our Rosita and Kingsville Dome projects have limited identified economically recoverable reserves. Our future uranium production, cash flow and income are dependent upon the results of exploration as well as our ability to bring on new, as yet unidentified wellfields and to acquire and develop additional reserves. We can provide no assurance that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves.

        We will require additional financing in order to complete our plan of operations, including the integration of Neutron Energy, Inc. ("Neutron") following our recent acquisition of Neutron. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. The detrimental effects of the weak economy and cessation of production could result in material adverse effects on our business, revenues, operating results and prospects.

         The Navajo Nation's ban on uranium mining in what it considers to be Navajo Indian Country and its opposition to the transportation of radioactive substances over and across what it views as Navajo Nation lands may have a material adverse effect on our future operations.

        In April 2005, the Navajo Nation ("Nation") Council passed the Diné Natural Resources Protection Act of 2005, 18 Navajo Nation code §1303, which prohibits uranium mining and processing on any sites within "Navajo Indian Country" as defined by 7 Navajo Nation Code § 254(A). The ban may impede or prevent us from developing and operating our properties located in federally defined Indian Country for two reasons. First, the Navajo Nation takes a more expansive view of its own jurisdiction over "Navajo Indian Country" than does current federal law. Specifically, 7 N.N.C. § 254(A) provides that the term "Navajo Indian Country" applies to all land within the exterior boundaries of the Navajo Indian Reservation or of the Eastern Navajo Agency, Navajo Indian allotments, dependent Indian communities, and all land held in trust for, owned in fee by, or leased by the United States to the Navajo Nation. This may conflict with federal law as codified by Congress and interpreted by the federal courts. The term "Indian Country" is derived from jurisdictional determinations in criminal law enforcement proceedings under the federal Indian Country statute, 18 U.S.C. § 1151, and understood to encompass territory situated within Indian reservations, land owned by Indian allottees, and land within a dependent Indian community. Second, while the United States Court of Appeals for the Tenth Circuit has specifically held, en banc, that the Company's Section 8 property in Churchrock, New Mexico is not Indian Country, approximately 32.5% of our in-place mineralized uranium material is located elsewhere in federally defined Indian Country. Consequently, with respect to the Navajo Nation, our ability to mine will be adversely affected unless Navajo law is modified or a waiver or other exemption is provided.

        In February 2012, the Navajo Nation Council passed The Radioactive and Related Substances, Equipment, Vehicles, Persons and Materials Transportation Act of 2012 which would prohibit the transport across Nation lands of any equipment, vehicles, persons or materials for the purposes of exploring for or mining, producing, processing or milling any uranium ore, yellowcake, radioactive waste or other radioactive products on or under the surface of or adjacent to Nation lands unless the transporter has first (i) obtained Nation consent and a federal grant of easement, (ii) consented to full subject matter and personal jurisdiction of the Nation, and (iii) agreed to terms and conditions regarding clean-up and remediation. The Act would also require the Navajo Nation Environmental Protection Agency ("NNEPA") to promulgate regulations implementing notice requirements, license fees, bonding requirements, route restrictions and curfews for the transportation of radioactive substances over and across Nation lands or otherwise within Navajo Indian Country. The Act, which may conflict with federal laws and regulations governing the transport of radioactive materials, could have a material adverse effect on our future operations, including our ability to transport equipment and personnel to and from our properties and to transport resin from New Mexico to our processing facilities in Texas.

        In April 2012, the Nation's Division of Natural Resources issued a Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act (the "NOV") against the Company's subsidiary Hydro Resources, Inc. ("HRI"). The NOV assessed a $50 civil assessment for alleged trespass on Section 9, Township 16 North, Range 16 West, N.M.P.M. ("Section 9"), which is land held in trust by the United States for the benefit of the Nation ("Trust Lands"). The Order stated that HRI's Section 8 Churchrock property cannot be reached from New Mexico State Highway 566 without crossing either Section 9 or Section 17, both of which are Trust Lands, and that the Highway 566 right-of-way does not abut or extend into the Section 8 Churchrock property. The Order demanded that HRI cease entering upon and crossing Section 9 and Section 17 for the purpose of transporting vehicles, equipment and/or personnel to the Section 8 Churchrock property until HRI either (i) provided documentation of a validly existing right-of-way or easement; or (ii) obtained an appropriate right-of-way from the Nation. In July 2012, HRI and the Nation resolved the NOV by entering into a Temporary Access Agreement (the "Agreement"). Under the terms of the Agreement, HRI and its contractors may now access Section 8 through either Section 9 or 17 to support site visits by the Nuclear Regulatory Commission and to satisfy other administrative permitting and licensing requirements related to the Churchrock Project. The Agreement does not extend to construction-related or earth-disturbing activities. HRI has further agreed to remediate any radioactive contamination now existing on Sections 8 and 17 surface lands created by prior operators prior to commencing mining operations on Section 8. Under the terms and for the duration of this Agreement, HRI has agreed to the jurisdiction of the Navajo Nation. HRI and the Nation are now actively engaged in confidential settlement negotiations in order to determine effective compliance with the remediation requirement included in the Agreement, including applicable clean-up standards, enforcement, and waste disposal, and to address longer-term surface access to the entire licensed Project site consistent with applicable law. If further agreement with the Nation is not reached, the Company's development plan could be materially adversely affected.

         Because we are not currently producing uranium, we have limited liquidity.

        We had $2.9 million in cash at December 31, 2011 and $4.8 million at September 15, 2012. Under the terms of our Investment Agreement with Resource Capital Fund V L.P. ("RCF"), on March 9, 2012, we completed a $10 million sale of our common stock to RCF at a price of $0.9747 per share and on September 5, 2012, we completed a $5 million sale of our common stock to RCF at a price of $0.5159 per share. The Company currently has one available commitment to raise capital in the equity markets. It has an At-The Market financing arrangement with BTIG LLC for an additional $10.0 million. While the

Company believes that its cash on hand and this financing source will be sufficient to meet its liquidity requirements for the next 12 months, certain amounts of these financings will be dependent upon the Company's share price, market conditions and continued listing on the NASDAQ Capital Market, and there can be no assurance that such activities will result in the ability to raise the entire amount. In addition, the Company may require additional funding in order to integrate Neutron and cover Neutron's cash requirements. We do project that with the cash on hand and the Company's financing sources that we will be able to maintain our liquidity for the next twelve months. At such time, additional sources of cash will be required to further maintain our liquidity. The Company also expects that it will need to secure up to approximately $50 million in additional capital for the development of its Churchrock uranium project in New Mexico in advance of beginning development activities on the project. There can be no assurance that we will be able to raise sufficient funds under the ATM program or the funds necessary to allow the Company to move forward with its future development plans in New Mexico.

         Our ability to function as an operating mining company will be dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

        In addition to ceasing all production, we have deferred activities for exploration, delineation and development of new wellfields at all of our South Texas projects except for the Los Finados project. This decision limits our ability to be immediately ready to begin production should uranium prices improve suddenly. Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

         Our common stock is subject to delisting, and we may not be able to maintain our listing on the NASDAQ Capital Market.

        The Company's common stock is currently traded on the NASDAQ Capital Market. On January 17, 2012, we received notice from NASDAQ that we had failed to maintain compliance with the $1.00 per share minimum bid price for 30 consecutive business days. The Company was provided a "compliance period" of 180 calendar days to regain compliance with the applicable NASDAQ requirements. On July 17, 2012, the Company received notice from NASDAQ that it was granted an additional compliance period of 180 calendar days to regain compliance with NASDAQ's $1.00 bid price per share rule. We will regain compliance with the minimum bid requirement if at any time before January 14, 2013, the bid price for our common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days. In the event that the Company does not regain compliance with the minimum bid price rule by January 14, 2013, NASDAQ will provide the Company with written notification that our common stock is subject to delisting from the NASDAQ Capital Market. The Company may appeal NASDAQ's determination to delist its common stock at that time. If our common stock is delisted from NASDAQ, a reliable trading market for the Company's securities could cease to exist, the market price of our common stock could be negatively impacted, and we could face difficulty raising additional capital. In addition, there may be negative tax consequences if our common stock is delisted from NASDAQ and a reliable trading market is not found.

         Exploration and development of uranium properties are risky and subject to great uncertainties.

        The exploration for and development of uranium deposits involve significant risks. It is impossible to ensure that the current and future exploration programs on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; availability of labor, labor costs and possible labor strikes; availability of drilling rigs, and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Most exploration projects do not result in the discovery of commercially mineable deposits of uranium and there can be no assurance that any of our exploration stage properties will be commercially mineable or can be brought into production.

         The developments at the Fukushima Daiichi Nuclear Power Plant in Japan continue to have a negative impact on the uranium markets and public acceptance of nuclear energy is uncertain.

        The developments at the Fukushima Daiichi Nuclear Power Plant following the earthquake and tsunami that struck parts of Japan in March 2011 created heightened concerns regarding the safety of nuclear power plants and the ability to safeguard the material used to fuel nuclear power plants. The impact on the perception of the safety of nuclear power resulting from this event may cause increased volatility of uranium prices in the near to mid-term as well as uncertainty involving the continued use and expansion of nuclear power in certain countries. A reduction in the current or the future generation of electricity from nuclear power could result in a reduced requirement for uranium to fuel nuclear power plants which may negatively impact the Company in the future.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. The developments at the Fukushima Daiichi Nuclear Power Plant may affect public acceptance of nuclear technology. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

         The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

        We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

         The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity may be dependent on the relative prices of oil, gas, coal, and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

         We may not be able to mine a substantial portion of our uranium in New Mexico until a mill is built in New Mexico.

        A substantial portion of our uranium in New Mexico lends itself most readily to conventional mining methods and may not be able to be mined unless a mill is built in New Mexico. We have has no immediate plans to build, nor are we aware of any third party's plan to build, a mill in New Mexico and there can be no guarantee that a mill will be built. In the event that a mill is not built, a substantial portion of our uranium may not be able to be mined. Our inability to mine this portion of our uranium in New Mexico would have a material adverse effect on future operations.

         We do not have a committed source of financing for the development of our New Mexico Properties, including the Churchrock Property, which is the property we expect to develop first in New Mexico.

        The Company is evaluating a number of alternatives for the development of its Churchrock uranium project in New Mexico, including staged development. The Company expects that it will need to secure up to approximately $50 million in additional capital for the full development of the project. We do not have a committed source of financing for the development of our Churchrock property. There can be no assurance that we will be able to obtain financing for this project or our other New Mexico projects. Our inability to develop the New Mexico properties would have a material adverse effect on our future operations.

         Our operations are subject to environmental risks.

        We are required to comply with environmental protection laws and regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the U.S. include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978, or UMTRCA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the NNEPA, as applicable.

        We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. Mining operations may be subject to other laws administered by the USEPA and other agencies.

        The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and ISR sites, climate change and other environmental matters, each of which could have a material adverse effect on the cost or the viability of a particular project.

        We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business or may cause material changes or delays in our intended activities.

        Our operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers, and employees. We cannot provide assurance that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or our exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

         Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers. If we are unable to maintain adequate insurance, or liabilities exceed the limits of our insurance policies, we may be unable to continue operations.

        The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are found to have commercial quantities of uranium, we would be subject to additional risks respecting any development and production activities.

        Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure because of cost or other business reasons. In addition, the insurance industry is undergoing change and premiums are being increased. If we are unable to procure adequate insurance because of cost, unavailability or otherwise, we might be forced to cease operations.

         Our inability to obtain financial surety would threaten our ability to continue in business.

        Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly as future development and production occurs at certain of our sites in Texas and New Mexico. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the financial surety instruments will require us to provide cash collateral equal to the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

         Competition from better-capitalized companies affects prices and our ability to acquire properties and personnel.

        There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

        Our uranium production also competes with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or alternative uranium sources, it could have a materially adverse effect on our results of operations.

         Because we have limited capital, inherent mining risks pose a significant threat to us compared with their larger competitors.

        Because we have limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

         Our business could be harmed if we lose the services of our key personnel.

        Our business and mineral exploration programs depend upon our ability to employ the services of geologists, engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

         Approximately 34.2% of our common stock is controlled by two significant stockholders and management.

        As of September 25, 2012, approximately 33.4% of our common stock is controlled by two significant stockholders, including approximately 28.1% controlled by RCF and 5.3% is controlled by RMB Australia Holdings Limited ("RMB"). In addition, as of September 25, 2012, our directors and officers are the beneficial owners of approximately 0.8% of our common stock. This includes, with respect to both groups, shares that may be purchased upon the exercise of outstanding options. In connection with the execution of the Investment Agreement, the Company entered into a Stockholders' Agreement with RCF. Under the Stockholders' Agreement, RCF was entitled to have one designee placed in nomination for a seat on the Company's Board of Directors at the 2012 annual meeting, and RCF was granted the right to participate in future equity offerings by the Company in proportion to its percentage ownership of the outstanding shares of the Company's common stock. Such ownership by the Company's principal stockholders, executive officers and directors, and the terms of the Stockholders' Agreement, may have the effect of delaying, deferring, preventing or facilitating a sale of the Company or a business combination with a third party.

         The availability for sale of a large amount of shares may depress the market price of our common stock.

        As of September 25, 2012, 158,746,746 shares of our common stock were outstanding, all of which, except for the shares owned by RCF, RMB and Roth are freely transferable. In connection with the execution of the Investment Agreement, the Company and RCF entered into a registration rights agreement whereby RCF is granted certain registration rights with respect to the shares of the Company's common stock issued under the Investment Agreement. The registration rights agreement obligates the Company to file a registration statement immediately following the consummation of the merger with Neutron to enable RCF to sell its common stock in a continuous offering under Rule 415 of the Securities Act. As of September 25, 2012, approximately 3.98 million shares of our common stock were reserved for issuance upon the exercise of outstanding options and warrants. The availability for sale of a large amount of shares by any one or several stockholders may depress the market price of our common stock and impair our ability to raise additional capital through the public sale of common stock. We have no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of our common stock of the sale by them of their shares.

         Terms of subsequent financings may adversely impact our stockholders.

        In order to finance our future production plans and working capital needs, we may have to raise funds through the issuance of equity or debt securities. We currently have no authorized preferred stock. Depending on the type and the terms of any financing we pursue, stockholders' rights and the value of their investment in our common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

         Our stockholders could be diluted if we were to use common stock to raise capital.

        As previously noted, we may need to seek additional capital in the future to satisfy our working capital requirements. This financing could involve one or more types of securities including common stock, convertible debt, preferred stock or warrants to acquire common or preferred stock. These securities could be issued at or below the then prevailing market price for our common stock. Any issuance of additional shares of our common stock could be dilutive to existing stockholders and could adversely affect the market price of our common stock.

         The benefits of integrating the Company and Neutron may not be realized.

        The Company acquired Neutron on August 31, 2012, through the merger of URI Merger Corporation, a wholly-owned subsidiary of the Company, with and into Neutron, with Neutron surviving the merger as an indirect wholly-owned subsidiary of the Company. To be successful after the merger, the Company will need to combine and integrate the operations of the Company and Neutron into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If we cannot integrate our and Neutron's businesses successfully, we may fail to realize the expected benefits of the merger.

         If the Company fails to implement an effective system of internal controls with respect to Neutron after the merger, it may not be able to accurately report its financial results or prevent fraud and, as a result, its business could be harmed and current and potential stockholders could lose confidence in the Company, which could cause the Company's value to fall.

        If the Company is not able to establish and maintain effective internal controls with respect to Neutron in a timely manner following the merger or with adequate compliance, it may not be able to accurately report the financial results of the combined company or prevent fraud and might be subject to sanctions or investigation by, among others, the NASDAQ Capital Market. Any such action could harm its business or investors' confidence in the Company, and could cause its stock price to fall.

USE OF PROCEEDS

        The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered by this prospectus.

 SELLING STOCKHOLDERS

        We are registering for resale the shares covered by this prospectus on behalf of the selling stockholders identified below. The selling stockholders acquired the resale shares from us in private placements completed on March 9, 2012, August 31, 2012 and September 5, 2012.

        On March 1, 2012, the Company executed an Agreement and Plan of Merger by and among the Company, Neutron and URI Merger Corporation (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, at the effective time of the merger on August 31, 2012, URI Merger Corporation merged with and into Neutron (the "Merger"), with Neutron continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company.

        In connection with the execution of the Merger Agreement, on March 1, 2012, the Company entered into an Investment Agreement with Neutron and RCF. Pursuant to the Investment Agreement, concurrent with the closing of the Merger on August 31, 2012, RCF purchased 24,638,673 shares of our common stock for $20,000,000, with the proceeds used by us to partially repay a loan due to RMB by Neutron as described below. In addition, pursuant to the Investment Agreement, RCF agreed to purchase additional shares of our common stock for $15,000,000, divided in two tranches, for the purpose of funding the working capital of the Company and Neutron. The first tranche of this private placement, the purchase by RCF of 10,259,567 shares of our common stock for $10,000,000 in cash consideration, closed on March 9, 2012. The second tranche of this private placement, the purchase by RCF of 9,691,801 shares of our common stock for $5,000,000 in cash consideration, closed on September 5, 2012. In connection with the execution of the Investment Agreement, on March 1, 2012, we entered into a Registration Rights Agreement with RCF, pursuant to which RCF is granted certain registration rights with respect to the shares of our common stock issued under the Investment Agreement. The Registration Rights Agreement obligated us to file the registration statement (of which this prospectus is a part) within thirty days following the consummation of the merger to enable RCF to sell its shares of our common stock in a continuous offering under Rule 415 of the Securities Act.

        In connection with the execution of the Merger Agreement, on March 1, 2012, URI, Neutron and Cibola Resources LLC entered into a Forbearance and Debt Conversion Agreement with RMB and RMB Resources, Inc. Pursuant to the Forbearance and Debt Conversion Agreement, RMB agreed to accept, upon the closing of the Merger, $20,000,000 in cash plus 8,361,327 shares of our common stock in full satisfaction of all indebtedness owed by Neutron to RMB, allowing us to acquire Neutron on a debt-free basis. The Forbearance and Debt Conversion Agreement provides for the right of RMB to have its shares of our common stock registered for resale on similar terms to that set forth in the Registration Rights Agreement between the Company and RCF.

        On August 31, 2012, in connection with the closing of the Merger, we issued 162,939 shares of our common stock to Roth Capital Partners, LLC ("Roth"), Neutron's financial advisor, to satisfy certain obligations incurred by Neutron in connection with the Merger.

        We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. We have agreed to maintain the effectiveness of this registration statement until the earlier of (i) the first date on which all of the shares covered by this prospectus are sold pursuant to an effective registration statement registering such securities for resale, or (ii) the first date on which the shares covered by this prospectus cease to be Registrable Securities, which is defined generally as the date all such shares have been sold pursuant to Rule 144 or an effective registration statement or are held by a non-affiliate of the Company and may be sold pursuant to Rule 144 without being subject to volume or other restrictions set forth in Rule 144 under the Securities Act.

        The following table sets forth:

  •
  the name of the selling stockholders;

  •
  the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus;

  •
  the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus; and

  •
  the number and percent of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

        The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

        This table is prepared solely based on information supplied to us by the listed selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 158,746,746 shares of our common stock issued and outstanding on September 25, 2012, adjusted as may be required by rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Number of Shares Being Offered
Stockholders	Number	Percent		Number	Percent
Resource Capital Fund V L.P.(1)(2)	44,590,041	28.1%	44,590,041	0	*
RMB Australia Holdings Limited(3)	8,361,327	5.3%	8,361,327	0	*
Roth Capital Partners, LLC(4)(5)	162,939	*	162,939	0	*

TOTAL	53,114,307	33.5%	53,114,307	0	*

*
Less than 1%

(1)
The general partner of Resource Capital Fund V L.P. ("RCF") is Resource Capital Associates V L.P. ("Associates V"). The general partner of Associates V is RCA V GP Ltd. ("RCA V"). Each of RCF, Associates V and RCA V may be deemed to have sole voting and dispositive power over, and therefore beneficial ownership of, the shares listed. The investment and voting control of RCA V is exercised by Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements, Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of the Principals disclaims beneficial ownership of the common stock of URI, except to the extent of each of their pecuniary interest therein.

(2)
Pursuant to a Stockholders' Agreement between RCF and the Company, so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceeds 5% of our issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on our board of directors. At our 2012 annual meeting, the Board nominated John H. Pfahl, who had been identified by RCF as its designee, and Mr. Pfahl was elected as a director at that meeting. Mr. Pfahl is not a principal of RCF, Associates V or RCA V and does not exercise any voting or investment control over the shares owned by RCF.

(3)
Gregory Steven Gay, Arnold Vogel and Michael Louis Schonfeld are each a director of RMB Australia Holdings Limited and exercise the voting and dispositive powers with regard to the shares being offered by this selling stockholder.

(4)
Byron Roth and Gordon Roth as Officers of Roth Capital Partners, LLC ("Roth") exercise the voting and dispositive powers with regard to the shares being offered by this selling stockholder. Roth is a U.S. registered broker-dealer. For investment banking services provided to Neutron in connection with the Merger, Neutron paid Roth a fee for rendering its fairness opinion and the Company issued the 162,939 shares of our common stock to Roth. Since this selling stockholder received its securities as compensation for investment banking services, it is not an "underwriter" within meaning of the Securities Act. In addition, at the time of its acquisition of the Company's securities, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities registered for resale hereunder.

(5)
Roth in the past has provided and may in the future provide investment banking and other financial services to URI and its affiliates for which Roth and its affiliates have received or will receive compensation. In particular, in June, July and November 2010, Roth entered into underwriting agreements with the Company with respect to the sale and offering of shares of our common stock, for which it received $600,000, $84,000 and $477,000, respectively.

PLAN OF DISTRIBUTION

        The selling stockholders, which term includes their transferees, pledgees or donees or their successors-in-interest, may sell the shares being offered from time to time in one or more transactions:

  •
  on the NASDAQ Capital Market or otherwise;

  •
  in ordinary brokers' transactions, which may include long or short sales;

  •
  in transactions involving cross or block trades or otherwise in the over-the-counter market;

  •
  through broker-dealers, who may act as agents or principals;

  •
  in "at the market" offerings to or through market makers into an existing market for the shares;

  •
  in other ways not involving market makers or established markets, including direct sales to purchasers in negotiated transactions;

  •
  through a bidding or auction process;

  •
  through one or more underwriters on a firm commitment or best efforts basis;

  •
  through the writing of options, swaps or other derivatives, whether listed on an exchange or otherwise; or

  •
  through a combination of such methods of sale or by any other legally available means.

        In addition, subject to compliance with applicable law, the selling stockholders may enter into option, derivative or hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders, and any related offers or sales of shares may be made under this prospectus. In some circumstances, for example, the selling stockholders may write call options, put options or other derivative instruments with respect to the shares, which they settle through delivery of the shares. These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

        The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices, at negotiated prices or at fixed prices, which may be changed from time to time. The selling stockholders also may sell the shares pursuant to Rule 144 or other available exemptions adopted under the Securities Act. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. The compensation of any particular broker-dealer, underwriter or agent may be in excess of customary commissions. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

        The selling stockholders may donate, pledge or otherwise transfer their shares in a non-sale related transaction to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in the applicable prospectus supplement or a document incorporated by reference to the extent required. We will make copies of this prospectus available to the selling stockholders and have informed them that if they are deemed to be an underwriter, they will need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will receive no proceeds from the sale of shares by selling stockholders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares, except that the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We will indemnify the selling stockholders, and the selling stockholders will indemnify us, and may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares, against certain liabilities, including liabilities arising under the Securities Act.

        Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer or other agent for the sale or purchase of shares, including through a block trade, special offering, exchange distribution, secondary distribution, or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, disclosing:

  •
  the name of the participating broker-dealers;

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

  •
  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        A prospectus supplement or document incorporated by reference may be filed to disclose additional information with respect to any sale or other distribution of the shares.

        The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc., or independent broker-dealer, will not be greater than 8% of the initial gross proceeds from the sale of any security sold in the offering.

DESCRIPTION OF COMMON STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. As of September 25, 2012, 158,746,746 shares of our common stock were issued and outstanding, all of which are fully paid and non-assessable. There are approximately 2,985,231 shares of our common stock issuable upon exercise of outstanding stock options. There are 998,771 shares of our common stock issuable upon the exercise of outstanding warrants.

        In connection with the execution of the Investment Agreement, on March 1, 2012, we entered into a Stockholders' Agreement with RCF. Under the Stockholders' Agreement, RCF was entitled to have one designee placed in nomination for a seat on our board of directors at our 2012 annual meeting. RCF is also granted the right to participate in future equity offerings by us in proportion to its percentage ownership of the outstanding shares of our common stock.

        There are no other preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available therefore and to share ratably in our assets upon liquidation.

        Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our common stock can elect all of the directors. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present. The presence, in person or by proxy, of the holders of one-third of our outstanding shares is necessary to constitute a quorum at a stockholders meeting

        Corporate Stock Transfer, Denver, Colorado is the transfer agent and registrar for our common stock.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Denver, Colorado.

 EXPERTS

        The consolidated financial statements of Uranium Resources, Inc. for each of the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

        The information regarding our uranium mineralized materials in New Mexico incorporated by reference in this prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), Inc., an independent private mining consulting firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

        The information related to Neutron's properties that constitute the Cibola Project, Ambrosia Lake Project and Edgemont Project including non-reserved mineralized material incorporated by reference in this prospectus and registration statement is included in reliance on the following independent technical reports, each of which were completed by Broad Oak Associates, an independent engineer: (i) the Technical Report on the Uranium Resources at The Ambrosia Lake Uranium Project, McKinley County, New Mexico, USA, dated January 18, 2011; (ii) the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA, dated January 14, 2011; and (iii) the Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA, dated January 18, 2011, and has been incorporated by reference herein in reliance on the authority of such firm as experts in geology and engineering

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of the Company's website is www.uraniumresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  our Quarterly Report on Form 10-Q and Form 10-Q/A for the quarterly period ended March 31, 2012;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012;

  •
  our definitive Proxy Statement for our Annual Meeting of Stockholders held on June 4, 2012 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011); and

  •
  our Current Reports on Form 8-K filed on March 7, 2012, April 4, 2012, April 11, 2012, May 14, 2012, May 17, 2012, June 7, 2012, June 22, 2012, July 17, 2012, July 31, 2012, August 9, 2012, August 24, 2012, August 30, 2012, September 5, 2012, September 7, 2012, September 26, 2012 and October 3, 2012 and on Form 8-K/A filed on June 7, 2012.

        The reports and other documents that we file with the SEC after the date of this prospectus will update, supplement and, where applicable, supersede the information contained in this prospectus or incorporated by reference in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    Uranium Resources, Inc.
    405 State Highway Bypass 121,
    Building A, Suite 110
    Lewisville, Texas 75067
    Attn: Thomas H. Ehrlich
    (972) 219-3330

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

53,114,307 Shares
of Common Stock

Uranium Resources, Inc.

Prospectus

October 11, 2012